       CERTIFICATE OF DESIGNATION OF POWERS, PREFERENCES AND RIGHTS OF THE
               SERIES C CONVERTIBLE PARTICIPATING PREFERRED STOCK

     All references to any sections contained within this Certificate of Designation of Powers, Preferences and Rights ("Certificate of Designation") of the Series C Convertible Participating Preferred Stock ("Series C Preferred" and also "Series C Preferred Stock") shall unless otherwise specified be deemed to be references to other sections also within this Certificate of Designation. Terms used but not otherwise defined herein (including without limitation the terms "Adjustment Event", "Affiliate", "Ancillary Agreements", "Closing Date", "Exchange", "Immediately Registrable Securities", "Listing Application", "Per Share Purchase Price", "Registration Statement", "SEC", "Shareholder Rights Agreement", "Subsidiary") shall have the meanings herein ascribed thereto in the Series C Preferred Stock Purchase Agreement, dated as of March 3, 2000, by and among the Corporation and various other parties thereto, as such may amended from time to time (the "Series C Purchase Agreement").

     Section 1. Dividends

     (a) Generally.

         (i) The holders of Series C Preferred shall be entitled to receive dividends as follows, out of funds legally available therefor, payable in each case in preference and priority to any payment of any dividend on any other class or series of capital stock other than the Series B Preferred Stock (including without limitation any class or series of Common Stock or Series A Preferred Stock) and pari passu with the Series B Preferred Stock and any other class of Preferred Stock which by its terms is pari passu with the Series C Preferred Stock (collectively, "Pari Passu Securities") and in any event upon the liquidation, dissolution or winding-up of the Corporation (subject to the limitations set forth in subsection (c), below) or the redemption of the Series C Preferred and accruing on each share of Series C Preferred from the original date of issuance thereof whether or not earned or declared: (y) a cumulative dividend, initially at the rate of 8.00% per annum of the Liquidation Value (as adjusted from time to time as provided hereinbelow, the "Dividend Rate"), or at such other Dividend Rate as may from time to time be in effect, payable quarterly in kind in additional shares of Series C Preferred; and (z) the pro rata portion, on an as-if-converted basis, of any dividend or other distribution paid, payable or declared upon the Common Stock. The Dividend Rate shall be increased from time to time as follows: (I) if the Listing Application has not been accepted and declared effective by a relevant Exchange on the date which is seven (7) months after the Closing Date (such date being the "Dividend Adjustment Trigger Date"), then on such date, and on the 90th day of each 90-day period thereafter on which such Listing Application shall still not have been declared effective by a relevant Exchange, the then current Dividend Rate shall be increased by adding 1.00% thereto (in addition to any other increase therein as may apply pursuant to clause (II), below, of this sentence), e.g., after the first such adjustment, if any, the Dividend Rate shall increase from 8.00% per annum to 9.00% per annum; and (II) if the Registration Statement shall not have been declared effective by the SEC by December 31, 2000, then on such date and on the last day of each calendar quarter thereafter on which such Registration Statement shall still not have been declared effective by the SEC, the then current Dividend Rate shall be increased by adding 1.00% thereto (in addition to any other increase therein as may apply pursuant to clause (I), above, of this sentence).

         (ii) No dividend of cash or other property or other distribution (other than a stock dividend giving rise to an adjustment under Section 4(e) hereof and made in accordance with the provisions of Section 6 hereof) shall be paid, or declared and set apart for payment (A) on any share of Common Stock, unless a pro rata dividend or other distribution is paid, or declared and set apart for payment, with respect to all outstanding shares of Series C Preferred, on an as converted basis, and (B) on any share of any other class or series of capital stock, including without limitation any other class of Preferred Stock or Common Stock, unless (I) all accrued and unpaid dividends on shares of Series C Preferred shall have been paid in full (except that the condition set forth in this clause (I) shall not apply with respect to Pari Passu Securities), and (II) a pro rata dividend or other distribution is paid, or declared and set apart for payment, with respect to all outstanding shares of Series C Preferred, on an as-if-converted basis.

         (b) Ratable Allocation of Dividends. If at any time the Corporation pays less than the total amount of dividends then accrued and payable with respect to all shares of Series C Preferred, as a single class, for which dividends are required to be declared and paid pursuant to Section 1, such payment of accrued but unpaid dividends will be distributed ratably among the holders of Series C Preferred, as a single class, pro rata in proportion to the number of shares of any of such securities held by each such holder, subject to any right of the holders of shares of Series B Preferred Stock to payment of dividends on a pari passu basis.

         Section 2. Liquidation, Dissolution, or Winding-Up.

         (a) Distributions to Holders of Preferred Stock. In the event of any liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Series C Preferred (including for purposes of this clause (a) any shares of Series C Preferred issuable, but not yet issued, pursuant to the provisions of Section 1(a)(i), above) shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any payment made to or set aside for the holders of Common Stock, but pari passu with any payments made to holders of shares of Series B Preferred Stock and of shares of any series of Preferred Stock authorized after the date hereof that has rights pari passu with the Series C Preferred on liquidation ("Subsequent Pari Passu Preferred Stock"), an amount (the "Liquidation Value") initially equal to the Per Share Purchase Price and subject to proportionate adjustment on the occurrence of an Adjustment Event, plus all accrued and unpaid dividends thereon, if any, through the date of such liquidation, dissolution, or winding-up. If upon any liquidation, dissolution, or winding-up of the Corporation, the assets lawfully available to be distributed to the holders of Series C Preferred under the preceding sentence of this Section 2(a) are insufficient to permit payment to such holders of Series C Preferred their full respective Liquidation Value per share plus all accrued and unpaid dividends thereon, then all of the assets of the Corporation lawfully available for distribution shall be distributed ratably among the holders of shares of Series B Preferred Stock, Series C Preferred and any series of Subsequent Pari Passu Preferred Stock, on a pari passu basis as a single class, in proportion to their relative Liquidation Values as determined in accordance with the preceding sentence of this Section 2(a). After such payment shall have been made in full to such holders of such securities, or funds necessary for such payment shall have been set aside by the Corporation in trust for the exclusive benefit of such holders of such securities so as to be available for such payment, any assets remaining available for distribution shall be distributed to the holders of Series B Preferred Stock, Series C Preferred and Common Stock of the Corporation, pro rata based on the number of shares of Common Stock to which the holders of the Series B Preferred Stock and Series C Preferred would then be entitled upon conversion of such shares.

         (b) Deemed Liquidations by Holders of Series C Preferred Stock. Upon the written election of the holders of eighty percent (80%) of the outstanding shares of Series C Preferred, (A) a consolidation or merger of the Corporation with or into any other person(s) or entity(ies) (other than a consolidation or merger in which the Corporation is the surviving corporation and upon consummation of which the holders of voting securities of the Corporation immediately prior to such transaction continue to own, directly or indirectly, not less than a majority of the voting securities of the Corporation, as the surviving corporation, immediately following such transaction), (B) a sale of all or substantially all of the assets of the Corporation, (C) a sale or other disposition of more than 50% of the voting capital stock (in a single transaction or series of related transactions) of the Corporation (whether issued and outstanding, newly issued or from treasury, or any combination thereof) or (D) other similar transaction, shall be regarded as a liquidation, dissolution, or winding-up of the affairs of the Corporation within the meaning of this Section 2. Notwithstanding the foregoing, each holder of Series C Preferred shall have the right to elect the benefits of the applicable provisions of Section 4(a) hereof in lieu of receiving payment in liquidation, dissolution, or winding-up of the Corporation pursuant to this Section 2; and if the holders of eighty percent (80%) of the outstanding shares of Series C Preferred, as a class, shall elect to avail themselves of the benefits of
Section 4(a), such holders may require that the holders of all outstanding shares of Series C Preferred shall be bound by the same election. For purposes of this Section 2 and of Sections 4 and 6 hereof, a sale (whether in a single transaction or a series of related transactions) of substantially all of the assets of the Corporation shall mean the sale or other disposition, other than in the ordinary course of business, of more than 50% of such assets, as determined by reference to the fair market value of the Corporation.

         (c) Non-Cash Distributions. In the event of a liquidation, dissolution, or winding-up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of shares of Series C Preferred, the holders of Series C Preferred shall be entitled to a distribution of cash and/or other assets equal in value to the relative liquidation preference and other distribution rights stated in Section 2(a). In the event that such distribution to the holders of shares of Series C Preferred shall include any assets other than cash, the Board of Directors shall first determine in good faith and with due care the value of such assets for such purpose, and shall notify all holders of shares of Series C Preferred of such determination. The value of such assets for purposes of the distribution under this Section 2(c) shall be the value as so determined by the Board of Directors, unless the holders of a majority of the outstanding shares of Series C Preferred shall object thereto in writing within 15 days after the date of such notice.

         (d) Dispute Resolution Procedures. In the event of such objection, the valuation of such assets for purposes of such distribution shall be determined by an arbitrator mutually agreed upon and selected by the objecting stockholders and the Board of Directors, or in the event a single arbitrator cannot be agreed upon within 10 days after the written objection sent by the objecting stockholders in accordance with subsection (c), the valuation of such assets shall be determined by an arbitration in which (i) the objecting stockholders shall name in their notice of objection one arbitrator, (ii) the Board of Directors shall name a second arbitrator within 15 days from the receipt of such notice, (iii) the two arbitrators thus selected shall select a third arbitrator within 15 days thereafter, and (iv) the three arbitrators thus selected shall determine by majority vote the valuation of such assets within 15 days thereafter for purposes of such distribution. In the event the third arbitrator is not selected as provided herein, then such arbitrator shall be selected by the President of the American Arbitration Association ("AAA"). The costs of such arbitration shall be borne by the Corporation or by the holders of Series C Preferred (on a pro rata basis out of the assets otherwise distributable to them) as follows: (i) if the valuation as determined by the arbitrators is greater than 90% of the valuation as determined by the Board of Directors, the holders of Series C Preferred shall pay the costs of the arbitration, and (ii) otherwise, the Corporation shall bear the costs of the arbitration. The arbitration shall be held in Boston, Massachusetts, in accordance with the rules of the AAA. The award made by the arbitrators shall be binding upon the Corporation and the holders of all shares of Common Stock and Series C Preferred, no appeal may be taken from such award, and judgment thereon may be entered in any court of competent jurisdiction.

         Section 3. Voting Rights. Except as otherwise expressly provided herein or as required by applicable law, the holders of Series C Preferred shall be entitled to vote on all matters on which holders of Common Stock are entitled to vote, including without limitation, the election of directors. Each share of Series C Preferred shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such share of Series C Preferred is convertible pursuant to the applicable provisions of
Section 4(a) hereof as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise provided herein, in any relevant agreement, or as required by applicable law, the holders of shares of Series C Preferred and Common Stock, respectively, shall vote together as a single class on an as-if-converted basis on all matters submitted to a vote or consent of stockholders.

         Section 4. Conversion. Shares of Series C Preferred shall be entitled to be converted into shares of Common Stock or other securities, properties, or rights, as set forth in this Section 4.

         (a) Holders' Option to Convert. Subject to and in compliance with the provisions of this Section 4 and Section 2(b), any shares of Series C Preferred (including those shares of Series C Preferred for which a Redemption Notice (as defined below) has been delivered to the Corporation but which shares have not yet been redeemed) may, at any time or from time to time at the option of the holder, be converted into fully paid and non-assessable shares of Common Stock.

                  (i) The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon such conversion shall be equal to the product obtained by multiplying (y) the number of shares of Series C Preferred being converted by (z) the Series C Applicable Conversion Rate (determined as provided in Section 4(c) hereof).

                  (ii) To exercise conversion rights under this Section 4(a), a holder of Series C Preferred to be so converted shall surrender the certificate or certificates representing the shares being converted (or affidavit(s) of the loss thereof) to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series C Preferred surrendered for conversion shall be accompanied by evidence of proper assignment thereof to the Corporation. The date when such written notice is received by the Corporation together with the certificate or certificates representing the shares of Series C Preferred being converted, shall be the applicable "Conversion Date." As promptly as practicable after the applicable Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series C Preferred being converted, a certificate or certificates in such denominations as such holder may request in writing for the number of full shares of Common Stock issuable upon the conversion of such shares of Series C Preferred in accordance with the provisions of this Section 4, plus cash as provided in Section 4(j) below in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the applicable Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series C Preferred shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.

                  (iii) In lieu of physical delivery of certificates, provided the Corporation's transfer agent is participating in the Depositary Trust Company ("DTC") Fast Automated Securities Transfer (FAST) program, upon request of the holder and in compliance with the provisions hereof, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock to the holder by crediting the account of the holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described herein shall apply to any such electronic transmittals.

         (b) Automatic Conversion.

                  (i) Qualified Public Offering. Each share of Series C Preferred outstanding (including those shares for which a Redemption Notice (as defined below) has been delivered to the Corporation but which shares have not yet been redeemed) shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to the applicable provision of Section 4(a) hereof, automatically and without further action, immediately upon the closing of a Qualified Public Offering. A "Qualified Public Offering" shall mean a public offering of shares of the Corporation's Common Stock pursuant to an effective registration statement on Form S-1, or successor form, of the Securities and Exchange Commission (the "SEC"), pursuant to which the per share price to the public is not less than 250% of the Per Share Purchase Price (as adjusted equitably on the occurrence of an Adjustment Event) and the gross proceeds to the Corporation are not less than $20,000,000.

                  (ii) Class Vote of Series C Preferred Stock. Each share of Series C Preferred outstanding (including those shares for which a Redemption Notice (as defined below) has been delivered to the Corporation but which shares have not yet been redeemed) shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to Section 4(a) hereof, automatically and without further action, immediately upon the affirmative vote of holders of eighty percent (80%) of the outstanding shares of Series C Preferred, voting separately as a class, to cause such conversion.

                  (iii) Upon Election of the Corporation. Each share of Series C Preferred outstanding (including those shares for which a Redemption Notice (as defined below) has been delivered to the Corporation but which shares have not yet been redeemed) shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to the applicable provision of Section 4(a) hereof at the written election of the Corporation, provided, that, both (x) the Registration Statement covering all of the Immediately Registrable Securities has been declared effective by the SEC and is then currently effective, and (y) the closing market price of the Common Stock has been equal to at least 150% of the Per Share Purchase Price (as adjusted from time to time on the occurrence of an Adjustment Event) for a period of twenty (20) consecutive business days (provided that such 20-day period shall end no earlier than the day on which the Registration Statement has been declared effective by the SEC and no earlier than the fifth
(5th) business day prior to the date of the Corporation's election).

                  (iv) Mechanics of Automatic Conversion. Upon any automatic conversion of shares of Series C Preferred into shares of Common Stock pursuant to this Section 4(b), the holders of such converted shares shall surrender the certificates (or affidavit(s) of loss thereof) formerly representing such shares at the office of the Corporation or of any transfer agent for Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series C Preferred were so converted and cash as provided in Section 4(j) below in respect of any fraction of a share of Common Stock issuable upon such conversion. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless and until certificates formerly evidencing the converted shares of Series C Preferred are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder thereof notifies the Corporation or such transfer agent that such certificates have been lost, stolen, or destroyed and executes and delivers an agreement to indemnify the Corporation from any loss incurred by it in connection therewith.

         (c) Applicable Conversion Rates. The conversion rate in effect at any time for Series C Preferred shall equal (such amount being the "Series C Applicable Conversion Rate" or "Applicable Conversion Rate") the quotient obtained by dividing (A) the sum of (I) the Per Share Purchase Price (as adjusted on the occurrence of an Adjustment Event), plus (II) an amount equal to all accrued but unpaid dividends on each share of Series C Preferred, if any, by
(B) the Series C Applicable Conversion Value then in effect, calculated as hereinafter provided.

         (d) Applicable Conversion Values. The "Series C Applicable Conversion Value" (also referred to herein as the "Applicable Conversion Value") in effect initially, and until first (and subsequently) adjusted in accordance with Sections 4(e), 4(f), 4(g) and/or 4(h) hereof, shall be equal to the Per Share Purchase Price.

         (e) Adjustments for Extraordinary Common Stock Events. Upon the happening of an Extraordinary Common Stock Event (as defined in Section 4(m) hereof), automatically and without further action, and simultaneously with the happening of such Extraordinary Common Stock Event, the Applicable Conversion Value in effect immediately prior to such Extraordinary Common Stock Event shall be adjusted by multiplying such then effective Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately before such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

         (f) Adjustments for Dilutive Issues.

                  (i) Except as otherwise provided below in this Section 4(f)(i), and except with respect to an Extraordinary Common Stock Event, adjustments in respect of which are provided for in Section 4(e), if at any time while there are any shares of Series C Preferred outstanding the Company issues or is deemed to issue any additional shares of Common Stock at a Net Consideration Per Share (as hereinafter defined) less than the Series C Applicable Conversion Value in respect of the Series C Preferred in effect immediately prior to such issuance or deemed issuance, then and in each such case, such Series C Applicable Conversion Value for the Series C Preferred will be reduced as follows:

                           (A) If such issuance and/or deemed issuance occurs
before the date on which both (x) the Registration Statement has been declared effective by the SEC in respect of all of the Immediately Registrable Securities, and (y) the Listing Application in respect of all of the Immediately Registrable Securities has been accepted by the NASDAQ SmallCap Market or other relevant Exchange (such date on which both conditions (x) and (y) are satisfied being the "Ratchet Adjustment Date"), then the Series C Applicable Conversion Value for the Series C Preferred will be adjusted to equal the Net Consideration Per Share (as hereinafter defined) at which such additional shares of Common Stock are issued and/or deemed issued; provided, however, that the Series C Applicable Conversion Value shall not be adjusted pursuant to this clause (A) in connection with the issuance of the first 500,000 shares of Common Stock (subject to adjustment from time to time on the occurrence of an Adjustment Event) issued or deemed issued after the date of this Certificate of Designation (the "Carve-Out Shares").

                           (B) If such issuance and/or deemed issuance occurs
before the Ratchet Adjustment Date and involves all or any portion of the Carve-Out Shares (but then only to the extent of the Carve-Out Shares), or occurs after the Ratchet Adjustment Date, then the Series C Applicable Conversion Value for the Series C Preferred will be adjusted to equal the result of the following formula:

         New Series C Applicable Conversion Value = (P1 x Q1) + (P2 x Q2)
                                                    ---------------------
                                                                (Q1 + Q2)

         where:

P1 = the Series C Applicable Conversion Value in effect immediately prior to such issuance or deemed issuance of additional shares of Common Stock;

Q1 = the aggregate number of shares of Common Stock outstanding (including shares of Common Stock issuable upon conversion of all outstanding shares of Series C Preferred and Series B Preferred Stock and the conversion, exchange and/or exercise of all outstanding warrants, options and other convertible securities, each to the extent then convertible, exchangeable and/or exercisable) immediately prior to such issuance or deemed issuance of additional shares of Common Stock;

P2 = the Net Consideration Per Share (as hereinafter defined) received by the Corporation for the shares of Common Stock issued and/or deemed issued in respect of such issuance of additional shares of Common Stock; and

Q2 = the number of shares of Common Stock issued and/or deemed issued in respect of such issuance or deemed issuance of additional shares of Common Stock.

         The following shall not be deemed issuances of additional shares of Common Stock for the purposes of this Section 4(f)(i): (A) the Corporation's issuance of shares of Common Stock upon exercise or conversion of outstanding shares of Series B Preferred Stock, Series C Preferred, or Derivative Securities issued and outstanding as of the date of filing of this Certificate of Designation, (B) rights offerings of securities issued by any Subsidiary of the Corporation in connection with the initial public offering of the equity securities of any such Subsidiary so long as any such offering is made pro-rata on an as-if-converted basis to the holders of Series C Preferred, and (C) certain transactions disclosed on Schedule 5.23 to the Series C Purchase Agreement.

         For purposes of this Section 4(f), if a part or all of the consideration received by the Corporation in connection with the issuance or deemed issuance of shares of Common Stock or the issuance or deemed issuance of any of the securities described below in paragraph (ii) of this Section 4(f) consists of property other than cash, such consideration shall be deemed to have the same value as is recorded on the books of the Corporation with respect to receipt of such property so long as such recorded value was determined reasonably and in good faith and with due care by the Board of Directors of the Corporation, and shall otherwise be deemed to have a value equal to its fair market value.

         The Series C Applicable Conversion Value, as so reduced, shall be further reduced in the same manner upon the happening of any successive event or events that cause reduction under this Section 4(f)(i).

                  (ii) For purposes of this Section 4(f), the issuance of any Derivative Securities (as defined in Section 4(n)) shall be deemed an issuance of shares of Common Stock with respect to Section 4(f)(i)(A) and with respect to
Section 4(f)(i)(B) if the Net Consideration Per Share (as defined in Section

4(f)(ii)(A) and (B) hereof) that may be received by the Corporation for such Common Stock is less than the Series C Applicable Conversion Value in effect immediately prior to the time of such issuance, and except as hereinafter provided, an adjustment in the Series C Applicable Conversion Value shall be made upon each such issuance of Derivative Securities in the manner provided in
Section 4(f)(i)(A) and (B), as appropriate, as if such deemed Common Stock were issued for such Net Consideration Per Share. No adjustment of the Series C Applicable Conversion Value shall be made under this Section 4(f) upon the issuance of any additional shares of Common Stock that are issued upon the exercise, conversion, or exchange of any Derivative Securities if any such adjustment was previously made upon the issuance of such Derivative Securities. Any adjustment of the Series C Applicable Conversion Value with respect to this
Section 4(f)(ii) shall be disregarded if, as, and to the extent that the Derivative Securities that gave rise to such adjustment expire or are canceled without having been exercised, so that the Series C Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Series C Applicable Conversion Value that otherwise would have been in effect immediately prior to the time of the issuance of the expired or canceled Derivative Securities, with such additional adjustments as subsequently would have been made to that Series C Applicable Conversion Value had the expired or canceled Derivative Securities not been issued. In the event that the terms of any Derivative Securities previously issued by the Corporation are changed (whether by their terms or for any other reason, including without limitation, as a result of the effects of any anti-dilution adjustments contained therein) so as to lower the Net Consideration Per Share payable with respect thereto (whether or not the issuance of such Derivative Securities originally gave rise to an adjustment of the Series C Applicable Conversion Value), the Series C Applicable Conversion Value shall be recomputed as of the date of such change, so that the Series C Applicable Conversion Value effective immediately upon such change shall be equal to the Series C Applicable Conversion Value in effect at the time of the issuance of the Derivative Securities subject to such change, adjusted for the issuance thereof in accordance with the terms thereof after giving effect to such change, and with such additional adjustments as subsequently would have been made to that Series C Applicable Conversion Value had the Derivative Securities been issued on such changed terms. For purposes of this Section 4(f)(ii), the Net Consideration Per Share that may be received by the Corporation shall be determined as follows:

                           (A) "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Derivative Securities or Common Stock, as the case may be, plus, in the case of Derivative Securities, the minimum amount of additional consideration, if any, payable to the Corporation upon exercise, conversion, and/or exchange thereof for shares of Common Stock, divided by the number of shares of Common Stock issued or the maximum number of shares of Common Stock that would be issued if all such Derivative Securities were exercised or converted, as the case may be.

                           (B) The Net Consideration Per Share that may be received by the Corporation shall be determined in each instance as of the date of issuance of Derivative Securities or Common Stock, as the case may be, without giving effect to any possible future price adjustments or rate adjustments that may be applicable with respect to such Derivative Securities and which are contingent upon future events; provided, that in the case of an adjustment to be made as a result of a change in terms of such Derivative Securities, including such changes as may result from the effects of any anti-dilution adjustments contained therein, the Net Consideration Per Share shall be determined as of the date of such change.

         (g) Adjustments for Reclassifications. If the Common Stock issuable upon the conversion of shares of Series C Preferred shall be changed into the same or a different number of shares of any class(es) or series of stock, whether by reclassification or otherwise (other than an Extraordinary Common Stock Event or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Section 4), then and in each such event the holder of each share of Series C Preferred shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change by holders of the number of shares of Common Stock into which such shares of Series C Preferred might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

         (h) Adjustments for Reorganizations. Except as provided in the following paragraph, in the event that there shall be a capital reorganization of Common Stock (other than a subdivision, combination of shares, reclassification, or exchange of shares provided for elsewhere in this Section
4) or a merger or consolidation of the Corporation with or into another company, or the sale of all or substantially all of the Corporation's assets or sale of more than 50% of the voting capital stock (in a single transaction or series of related transactions) of the Corporation (whether issued and outstanding, newly issued or from treasury, or any combination thereof) to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation, or sale, lawful and adequate provision shall be made so that if the Corporation is not in economic effect the surviving company, each share of Series C Preferred shall be converted into a share of capital stock of the surviving company having equivalent preferences, rights, and privileges, except that in lieu of being able to convert into shares of Common Stock of the Corporation or the successor company, the holders of shares of Series C Preferred (including any such capital stock issued upon conversion of Series C Preferred) shall thereafter be entitled to receive upon conversion of such Series C Preferred (including any such capital stock issued upon conversion of Series C Preferred) the number of shares of stock or other securities or property of the Corporation or of the successor company resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series C Preferred immediately prior to the capital reorganization, merger, consolidation, or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of Series C Preferred (including any such capital stock issued upon conversion of Series C Preferred) after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 4 (including without limitation provisions for adjustment of the Applicable Conversion Values and the number of shares issuable upon conversion of Series C Preferred or such capital stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities, or assets to be deliverable thereafter upon the conversion of such Series C Preferred or such capital stock.

         Upon the occurrence of a capital reorganization, merger, or consolidation of the Corporation or the sale of all or substantially all its assets or sale or other disposition of more than 50% of the voting capital stock (in a single transaction or series of related transactions) of the Corporation (whether issued and outstanding, newly issued or from treasury, or any combination thereof), as such events are more fully set forth in the first paragraph of this Section 4(h), holders of a majority of the outstanding shares of Series C Preferred, as a class, may elect treatment of their shares of Series C Preferred under Section 2(b) hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than 10 days before the effective date of such event, provided, that any such notice shall be effective if given not later than 15 days after the date of the Corporation's notice, pursuant to Section 8, with respect to such event, and if the holders of the majority of the outstanding shares of Series C Preferred, as a class, shall elect treatment of their shares of Series C Preferred under
Section 2(b) hereof, then all holders of Series C Preferred shall be bound by such election. Subject to the provisions of Section 2(b) hereof, a holder who fails to give such notice of election pursuant to this Section 4(h) shall be deemed to have elected treatment under this Section 4(h) in lieu of treatment under Section 2(b).

         (i) Certificate as to Adjustments. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation will promptly furnish each holder of Series C Preferred with a certificate, prepared by the chief financial officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

         (j) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series C Preferred. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of shares of Series C Preferred, the Corporation shall pay to the holder of the shares of Series C Preferred that were converted a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as determined in a manner reasonably prescribed by the Board of Directors) at the close of business on the applicable Conversion Date.

         (k) Partial Conversion. In the event some but not all of the shares of Series C Preferred represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series C Preferred that were not converted.

         (l) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series C Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred, then subject to the provisions of
Section 6(a) hereof, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (m) Extraordinary Common Stock Event. As used herein, "Extraordinary Common Stock Event" means (i) the issuance of additional shares of Common Stock or any Derivative Security as a dividend or other distribution on outstanding Common Stock or any Derivative Security, (ii) the subdivision of outstanding shares of Common Stock or any Derivative Security into a greater number of shares of Common Stock or any Derivative Security, or (iii) the combination of outstanding shares of Common Stock or any Derivative Security into a smaller number of shares of Common Stock or any Derivative Security.

         (n) Derivative Securities. As used herein, "Derivative Securities" means (i) all shares of stock and other securities that are convertible into or exchangeable for shares of Common Stock and (ii) all options, warrants, and other rights to acquire shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock.

         (o) Further Adjustment Provisions. In the event that, at any time as a result of an adjustment made pursuant to this Section 4, the holder of any shares of Series C Preferred upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the Applicable Conversion Rates in respect of such other shares or securities so receivable upon conversion of shares of Series C Preferred shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Series C Preferred contained in this Section 4, and the remaining provisions hereof with respect to Series C Preferred shall apply on like or similar terms to any such other shares or securities.

         Section 5. Redemption.

         (a) Redemption Request. If on and as of December 31, 2000 (x) the Registration Statement has not been filed in respect of all of the Immediately Registrable Securities, or (y) the Listing Application in respect of all of the Immediately Registrable Securities has not been filed with the NASDAQ SmallCap Market or other relevant Exchange, then holders of eighty percent (80%) of the outstanding shares of Series C Preferred may request redemption of all, but not less than all, of the outstanding shares of Series C Preferred by giving not less than sixty (60) days prior written notice (a "Redemption Notice") to the Corporation specifying the number of shares held by such holder. (The date upon which such notice is provided to the Corporation is referred to herein as a "Redemption Notice Date.") Upon receipt of a Redemption Notice, the Corporation shall send a copy of the Redemption Notice to each other holder of shares of Series C Preferred, and each such other holder shall then be bound by the decision of the holders of eighty percent (80%) of the outstanding shares of Series C Preferred that all, but not less than all, of the outstanding shares of Series C Preferred be redeemed. The Corporation shall redeem at the Redemption Price (as provided for in Section 5(c) below) all outstanding shares of Series C Preferred either on the date fixed for redemption as set forth in the Redemption Notice or in three installments as follows: (i) one-third of all such shares shall be redeemed on the date fixed for redemption as set forth in the Redemption Notice, (ii) one- half of the balance of all such shares shall be redeemed twelve (12) months after the date fixed for redemption as set forth in the Redemption Notice, and (iii) all the remaining shares shall be redeemed twenty-four (24) months after the Redemption Notice Date, (each of the foregoing, the applicable "Redemption Date"). Each holder of outstanding shares of Series C Preferred shall be bound to redeem such shares as described in this
Section 5(a) and such Redemption Notice (except as otherwise set forth in this Certificate of Designation) and the Corporation shall also be bound to redeem such shares as described herein. If at any time, any holders of any other series of Preferred Stock or Common Stock of the Corporation have elected to have any of their shares redeemed at the same time as outstanding shares of Series C Preferred are required to be redeemed hereunder, the Corporation shall pay the applicable Redemption Price (as provided for in Section 5(c)) on shares of Series C Preferred prior to any other payment on or redemption of the Corporation's other classes of capital stock, including any other series of Preferred Stock or Common Stock.

         (b) Class Vote of Series C Preferred Stock. In the case of (i) any voluntary or involuntary bankruptcy of the Corporation, receivership, assignment for the benefit of creditors, liquidation, acceleration of any third party obligations, (ii) any payment default continuing for at least 120 days under the terms of any funded debt where the aggregate amount in default and/or accelerated as a result of such payment default equals or is greater than $750,000, or (iii) the use of proceeds of the issuance of the Series C Preferred in a manner other than as described in the Use of Proceeds schedule attached to the Series C Purchase Agreement (as defined in Section 6 below), the holders of eighty percent (80%) of the outstanding shares of Series C Preferred, voting separately as a class, may elect early redemption of all of the outstanding shares of Series C Preferred by giving written notice thereof to the Corporation of such election. The Corporation shall redeem all outstanding shares of Series C Preferred within sixty (60) days of such written notice to the Corporation at the Redemption Price set forth in Section 5(c).

         (c) Redemption Price. (i) The redemption price per share of Series C Preferred (the "Redemption Price") shall be equal to the greater of (i) the Liquidation Value thereof plus any accrued and unpaid dividends thereon and (ii) the then current fair market value per share, based on a valuation of the Company as finally determined in accordance with Sections 5(c)(ii)-(iv) below as of the applicable Redemption Date, plus all accrued and unpaid dividends thereon.

                  (ii) Promptly upon receipt of a Redemption Notice, the Corporation and the holders of a majority of the shares of Series C Preferred shall mutually agree on the valuation of the Corporation. In the event such an agreement cannot be reached within fifteen (15) days after delivery of a Redemption Notice, the Corporation shall retain a nationally recognized, reputable investment banking firm reasonably acceptable to the holders of a majority of the shares of Series C Preferred, the cost of which shall be split evenly between the Corporation and the holders of Series C Preferred (pro rata in proportion to the relative number of shares held by each of them). As promptly as is practicable, such investment banking firm shall deliver to the Corporation a written report as to the fair market value of the Corporation as a whole, on a going-concern basis, using customary and appropriate valuation methods, as of the date of the most recent audited financial statements of the Corporation (and not taking into account any discount for minority ownership or restrictions on transfer of the capital stock of the Corporation); provided, that if such date is more than six months prior to the Redemption Notice Date, then another audit as of the most recent practicable date shall be conducted and used for such purpose, and the out-of-pocket expenses of such audit shall be paid by the Corporation. Upon receipt of such report, the Corporation shall promptly send a copy thereof to each holder of Series C Preferred.

                  (iii) The valuation set forth in such report (the "First Valuation") shall be conclusive and binding on the Corporation and each holder of Series C Preferred unless within 14 days after receipt of such report, the holders of a majority of the outstanding shares of Series C Preferred notify the Corporation in writing that they disagree with such valuation. If such stockholders do so notify the Corporation, they shall promptly engage another nationally recognized, reputable investment banking firm, at the expense of the holders of Series C Preferred, pro rata in proportion to the relative number of shares held by each of them, to render another written report as to the fair market value of the Corporation (but without regard to any discount for minority ownership or restrictions on transfer of the capital stock of the Corporation) as of the appropriate valuation date, a copy of which shall be promptly delivered to the Corporation.

                  (iv) If the Corporation does not agree with the valuation of the Corporation set forth in the second investment banking firm's report (the "Second Valuation"), then either (i) the Corporation and the holders of a majority of the outstanding shares of Series C Preferred shall agree on the fair market value or (ii) in the absence of such agreement, the redemption price shall be the arithmetic average of the First Valuation and the Second Valuation, unless, the difference between the First Valuation and Second Valuation is greater than an amount equal to 5% of the higher of the two valuations, in which case a third investment banking firm shall be appointed by the two prior investment banking firms to render a written report as to fair market value (but without regard to any discount for minority ownership or restrictions on transfer of the capital stock of the Corporation), the cost of which shall be split between the Corporation and the holders of Series C Preferred (pro rata among them in proportion to the relative number of shares held by each of them) equally, and the fair market value shall be equal to the arithmetic average of the two (2) closest valuations, unless the third valuation equals the arithmetic average of the First Valuation and the Second Valuation, in which case the fair market value shall be equal to the third valuation.

         (d) Insufficient Funds. If the Corporation on any Redemption Date does not have sufficient funds legally available to redeem the shares of Series C Preferred for which redemption is required pursuant to Section 5(a) or 5(b) hereof, then it shall, prior to redeeming any other series or class of the Company's Preferred Stock or Common Stock, to the maximum lawful extent redeem such shares of Series C Preferred on a pro rata basis among the Series C Preferred stockholders in proportion to the number of shares held by each of them, and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

         (e) Mechanics of Redemption. Each holder of outstanding shares of Series C Preferred shall promptly surrender the certificate or certificates (or affidavit(s) of loss thereof) representing such shares to the Corporation at the Corporation's principal executive office, and thereupon the Corporation shall pay the portion of the Redemption Price for such shares to be paid as described in
Section 5(a) or 5(b) hereof in immediately available funds, by wire transfer to an account designated by the holder of such shares or by certified or bank check payable to the order of such holder. Each stock certificate surrendered for redemption shall be canceled and retired.

         (f) Ranking. At no time shall the Corporation redeem shares of any other series of Preferred Stock of the Corporation or pay the applicable redemption price for or make any other payment on shares of any other series of Preferred Stock of the Corporation to holders of such other series of Preferred Stock so long as any shares of Series C Preferred are outstanding and have not been redeemed with the exception that the shares of Series C Preferred shall rank pari passu with the Series B Preferred Stock as to redemption.

         Section 6. Negative Covenants. So long as any shares of Series C Preferred are outstanding, the Corporation shall not do nor shall it cause any of its subsidiaries, if any, to do any of the following nor alter, amend, modify or terminate any provision of this Section 6, without the affirmative vote or written consent of the holders of eighty percent (80%) of the shares of Series C Preferred (on an as converted basis), in addition to the right of any other class or classes of capital stock to vote on such matters and any other vote required by law, and any attempt to do so will be wholly void:

                  (a) Create or authorize the creation of, or authorize the issuance of, any additional class(es) or series or shares of capital stock, or any shares of any existing class(es) or series of capital stock, senior to the Series C Preferred as to any one or more of liquidation, dividends, redemption or registration rights ("Senior Shares"), or create or authorize any obligation or security convertible into Senior Shares, each as approved by a majority of the non-management members of the Board of Directors.

                  (b) Amend the Corporation's Certificate of Incorporation or the bylaws of the Corporation so as to adversely affect the rights and preferences of the Series C Preferred (it being understood that the authorization and/or issuance of any shares of any series of stock or securities of the Corporation with preference or priority senior to the Series C Preferred as to any one or more of dividends, redemption or the distribution of assets on liquidation, dissolution or winding-up of the Corporation (as provided in Section 2 hereof) shall be deemed to affect adversely the rights and preferences of the Series C Preferred).

                  (c) Become subject to any agreement that would restrict the Corporation's performance of its obligations under the terms of this Certificate of Designation, its bylaws, the Series C Purchase Agreement or under any of the Ancillary Agreements.

                  (d) Obligate itself to do any of the foregoing.

         Section 7. No Reissuance of Shares of Preferred Stock. No share or shares of Series C Preferred acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares that the Corporation is authorized to issue. The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series C Preferred accordingly.

         Section 8. Notices of Record Dates, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or
(ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or sale or transfer of all or substantially all of the assets of the Corporation or more than 50% of the voting capital stock (in a single transaction or series of related transactions) of the Corporation (whether issued and outstanding, newly issued or from treasury or any combination thereof) to any other company, entity or person, or any voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation, the Corporation shall deliver to each holder of Series C Preferred, in accordance with Section 11(a) hereof, at least 20 days prior to such record date or the proposed effective date of the transaction specified therein, as the case may be, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding-up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for cash, securities, and/or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding-up.

         Section 9. Ranking. The Series C Preferred shall rank senior to all other series of Preferred Stock (other than the Series B Preferred Stock), including the Series A Preferred Stock, and the Common Stock, as to dividends, redemption and distribution of assets on liquidation of the Corporation, but shall rank pari passu with the Series B Preferred Stock as to all of the foregoing.

         Section 10. Definition of Common Stock. For purposes of Section 4 hereof only, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $0.001 per share, as constituted on the date of filing of this Certificate of Designation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or any distributions of earnings or assets of the Corporation, whether or not such capital stock is entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding- up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series C Preferred shall include only shares designated as Common Stock of the Corporation on the date of filing of this Certificate of Designation, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Sections 4(g) or (h) hereof.

         Section 11. Miscellaneous.

         (a) Notices. All notices, requests, payments, instructions or other documents to be given hereunder shall be delivered in accordance with Section
10.2 of the Series C Purchase Agreement.

         (b) Transfer Taxes, Etc. The Corporation shall pay any and all stock transfer, documentary stamp taxes, and the like that may be payable in respect of any issuance or delivery of shares of Series C Preferred or shares of Common Stock or other securities issued in respect of shares of Series C Preferred pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred or Common Stock or other securities in a name other than that in which such shares were registered, or in respect of any payment to any person other than the registered holder thereof with respect to any such shares, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery, or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

         (c) Transfer Agents. The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series C Preferred. Upon any such appointment or discharge of a transfer agent, the Corporation shall send written notice thereof to each holder of record of Series C Preferred.

         (d) Restriction on Conversion by Either the Holder or the Company. Notwithstanding anything herein to the contrary, and except as provided in
Section 4(b) hereof, in no event shall any holder of the Series C Preferred or the Company have the right or be required to convert shares of Series C Preferred to the extent that such conversion would cause the aggregate number of shares of Common Stock beneficially owned by such holder and its Affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of this Section 11(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934. The provisions of this Section 11(d) may be waived by a holder as to itself (and solely as to itself) upon not less than sixty-five (65) days prior written notice to the Company, and the provisions of this Section 11(d) shall continue to apply until such 65th day (or later, if stated in the notice of waiver). Notwithstanding anything to the contrary set forth herein, the provisions of this Section 11(d) shall not apply to any Tudor Entity or any Affiliate of any Tudor Entity.